                              COMPANY CONTACT: KRISHNAN P. THAMPI, PRESIDENT AND
                                                         CHIEF OPERATION OFFICER
                                           JACK CALIOLO, CHIEF FINANCIAL OFFICER
                                                        631-694-1666 - TELEPHONE
                                                               IR@FAMILYGOLF.COM

                                                           FOR IMMEDIATE RELEASE


                               FAMILY GOLF CENTERS

               SECURES FINAL APPROVAL FOR $15 MILLION IN DEBTOR-IN

                              POSSESSION FINANCING

     Melville, New York, June 6, 2000 - Family Golf Centers, Inc. (FGCIQ) announced today that it received final approval of the bankruptcy court of its previously announced $15 million debtor-in-possession ("DIP") credit facility from its existing working capital lender, The Chase Manhattan Bank. The company said that the entire DIP facility is now available for, among other things, funding working capital and other post-petition expenses of Family Golf and its U.S. subsidiaries.

     As previously announced, on May 4, 2000, Family Golf and all of its U.S. subsidiaries filed voluntary petitions with U.S. Bankruptcy Court for the Southern District of New York to reorganize under chapter 11 of the U.S. Bankruptcy Code.

     Family Golf Centers is an operator of golf centers in North America. The company's golf centers provide a wide variety of practice and play opportunities, including facilities for driving, chipping, putting, pitching and sand play and typically offer full-line pro shops, golf lessons and other amenities such as miniature golf and snack bars. The company also operates sports and family entertainment facilities, including ice rinks and Family Sports Supercenters. Currently, the company owns, operates and has under construction 111 golf facilities and 19 ice rink and family entertainment facilities in 23 states and three Canadian provinces.


                                      ####


The matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties including those as described in Family Golf Centers, Inc.'s 10K for the year ended December 31, 1999; actual results could differ materially from those indicated by such forward-looking statements.